Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-22685, 333-77609, 333-32142 and 333-53194) and Form S-8 (Nos. 33-80277, 33-80279, 333-3384, 333-46000 and 333-77611) of Novavax, Inc. of our report dated February 26, 2000 relating to the financial statements, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

McLean, Virginia

March 27, 2001